CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 14, 2014, May 15, 2014 and May 19, 2014, relating to the financial statements and financial highlights which appear in the February 28, 2014 and March 31, 2014 Annual Reports to Shareholders of John Hancock Funds III, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 24, 2014